Exhibit 10.15

ETHANOL GRAIN PROCESSORS, LLC

A Tennessee Limited Liability Company

1918 McDonald Road

Rives, Tennessee 38253

February 1, 2006

Ethanol Capital Management, LLC

Attn: Mr. Scott Brittenham

Rockefeller Center, 7th Floor

1230 Avenue of the Americans

New York, New York 10020

Re: Indication of Interest

Dear Mr. Brittenham:

Thank you for the interest of Ethanol Capital Management (“ECM”) in participating in the planned initial public offering (the “Offering”) of capital units of Ethanol Grain Processors, LLC (the “Company”).

As you know, in contemplation of the Offering, the Company has filed a registration statement on Form SB-2 (SEC file no. 333-130815) with the SEC. The filing of the registration statement included a preliminary prospectus dated December 30, 2005. This letter confirms the delivery of a copy of the registration statement including the preliminary prospectus to you, and your receipt thereof, on or about January 10th, 2006.

NOTICE: A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. To obtain a prospectus, please contact the company’s Chief Executive Officer, James K. Patterson, by calling (731) 536-1286. Or by mail at P.O. Box 95, Obion, TN 38240.

Subject to the foregoing, we wish to inform you that the Board of Governors of the Company has approved the following changes to the Offering:

•                  removal of the early subscription incentives and reduced pricing provided for in the original registration statement filing, such that all units offered and sold in the Offering will be at a price of $2.00 per unit; and

•                  reduction of the Offering to a maximum of 31,175,000 units, or $62,350,000.

In addition, the Board of Governors has approved a plan to issue additional units and options to existing unit holders and option holders on a pro rata basis at an approximately 2.23535:1 ratio, such that, upon financial closing, the existing unit holders and option holders will hold 7,000,000 units on a fully diluted basis, with capital accounts equal to $14,000,000 or $2.00 per unit. Those units do not include (a) the anticipated issuance of units subscribed for in the Offering, (b) the anticipated issuance of 1,250,000 units upon closing of the Company’s prior private escrow offering, or (c) the anticipated issuance of 575,000 units upon exercise of the Company’s site purchase option with Obion Grain Co. Therefore, based upon the Company’s current capitalization as adjusted for all of the anticipated issuances described in this paragraph and assuming the maximum amount offered in the Offering is sold, there will be a total of 40,000,000 units outstanding on a fully-diluted basis at financial closing.

As a result of the issuances of units in the Offering, the prior private escrow offering, and the exercise of the Company’s site purchase option (assuming the maximum amount offered in the Offering is sold, the issuances will total 33,000,000 units at $2.00 per unit for total capital contributions of $66,000,000), the Board also approved a change in the Offering to provide for a revaluation of the Company’s assets at financial closing such that the aggregate capital accounts of all unit holders equal $80,000,000 assuming 40,000,000 units outstanding, or $2.00 per unit, and to further provide that 100% of the resulting book-up in capital accounts ($10,698,500) will be credited to the capital accounts of the units holders and option holders immediately prior to financial closing.

The issuance of the additional units at financial closing described herein is necessary to adjust the number of capital units held by the existing unit holders and option holders such that the number of capital units held or under option will be 7,000,000 units and will be in proportion to the aggregate amount of their capital accounts of $14,000,000 following the revaluation.

The Board also approved a change to the Offering to provide that any member who together with affiliates owns more than 50% of the total units outstanding will be entitled to appoint a simple majority of the number of governors serving on the Company’s Board of Governors, and that, with the number of governors established as 11 at financial closing, such member will be entitled to fill and appoint governors to 6 out of the 11 board seats on the Company’s Board of Governors.

Please countersign below to formally indicate ECM’s interest in subscribing for 20,000,000 capital units, or $40,000,000, in the Offering under the above terms. We acknowledge that this indication of interest will be non-binding and that ECM will have no obligation to subscribe for or purchase any capital units in the Offering. This indication of interest will not be deemed an offer to purchase any capital units in the Offering.

We are preparing an amendment to the registration statement to incorporate the above changes in the Offering and the Company’s anticipated capitalization. We will also be preparing amendments to our operating agreement to incorporate the revaluation and anticipated capitalization. We hereby inform you that, assuming the registration statement, as amended, is declared effective by the SEC and subject to applicable state securities laws, if ECM and/or its affiliates subscribe to purchase 20,000,000 capital units in the Offering after effectiveness, in accordance with the terms of the amended registration statement and the final prospectus, the Company will accept the subscription, subject to all terms and conditions thereof, including fulfillment of all obligations under such subscription and the related promissory note, provided that due diligence on ECM and its affiliates and appropriate disclosure thereof under federal and state securities laws indicates no past issues or legal proceedings that cause unfavorable disclosure in connection with the purchase; and provided further that such subscription to purchase must be received by the Company within 30 days of the date of effectiveness or April 30, 2006, whichever occurs later.

Note that the terms of the preceding sentence will be null and void unless we receive a countersigned copy of this letter before 5:00 p.m. (CST) on February 1, 2006.

Please feel free to contact me with any further questions you may have regarding Ethanol Grain Processors or its ethanol project. We look forward to sending you a final prospectus and subscription materials when available.

ETHANOL GRAIN PROCESSORS, LLC

/s/ James K. Patterson
James K. Patterson
Chief Executive Officer

INDICATION OF INTEREST:

ECM hereby indicates its interest in subscribing for 20,000,000 capital units, or $40,000,000, in the Offering under the terms outlined in the foregoing letter. This indication of interest will be non-binding and ECM will have no obligation to subscribe for or purchase any capital units in the Offering. This indication of interest will not be deemed an offer to purchase any capital units in the Offering.

ETHANOL CAPITAL MANAGEMENT, LLC

/s/ Scott Brittenham	2-1-06
Signature	Date

Scott Brittenham
Print Name

President & CEO
Title